UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2017

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10932	13-3487784
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

245 Park Avenue

35th Floor

New York, NY 10167

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01. Other	Events

In May 2000, WisdomTree Investments, Inc. (then known as Individual Investor Group, Inc.) (the “Company”) entered into a Stock Purchase Agreement, pursuant to which it received shares of common stock of Tradeworx, Inc. (“Tradeworx”). Tradeworx, based in Red Bank, New Jersey, operates a high-frequency trading business and through its subsidiary, Thesys Technologies, LLC (“Thesys”), licenses high performance trading and analytics technology, including low latency trading, simulation and backtesting, big data analytics and compliance technology. Since 2013, Thesys has provided the Securities and Exchange Commission (“SEC”) with the Market Information Data Analytics System (MIDAS) market surveillance system. In January 2017, Thesys was awarded the contract to provide the technology and serve as Plan Processor for the Consolidated Audit Trail (CAT), a new, comprehensive database of market information that the SEC ordered to be built to allow the SEC and self-regulatory organizations to perform surveillance on order event data linked to customer and account information and to permit regulators to more efficiently and effectively perform market reconstructions.

A few years ago, a dispute arose related to the Company’s ownership stake in Tradeworx. In March 2015, the Company was named a party in a lawsuit in the Delaware Court of Chancery pursuant to which a stockholder of Tradeworx sought to have the shares held by the Company invalidated. In August 2016, the court dismissed the claims brought against the Company and Tradeworx (as a nominal defendant), but the number of shares of Tradeworx owned by the Company remained in dispute. On June 20, 2017, the Company, Tradeworx and certain material stockholders of Tradeworx reached an agreement related to the dispute, pursuant to which (i) the litigation was dismissed; (ii) the parties released and agreed not to sue each other with respect to the related claims in the lawsuit; (iii) Tradeworx agreed to indemnify the Company against any such claims; (iv) the Company exchanged its current shares in Tradeworx for new shares of Tradeworx stock and a warrant in accordance with the terms of an equity exchange agreement as described below; and (v) the Company and Tradeworx entered into a stockholders agreement providing for certain rights and obligations of the Company and Tradeworx as described below.

Pursuant to the equity exchange agreement, the Company was issued shares of newly authorized preferred stock reflecting ownership of 19.99% of Tradeworx on a fully diluted basis (excluding certain reserved shares). The shares of preferred stock rank pari passu in priority with Tradeworx’s current preferred stockholders. In addition, Tradeworx issued the Company a warrant to purchase up to an additional 50% of the number of shares of preferred stock issued to the Company at closing, exercisable for five years after the closing, at varying exercise prices that increase over time and set at multiples of a pre-determined Tradeworx valuation (or a new valuation if Tradeworx completes a qualified financing, as defined, within two years). If a claim is brought against Tradeworx or the Company relating to the settlement, the warrant will be exercisable for 100% of the number of shares of preferred stock issued to the Company at closing. Pursuant to the stockholders agreement, the Company has the right to appoint one of five directors to Tradeworx’s board of directors, as well as additional customary rights, including (i) consent rights on certain transactions (e.g., related-party transactions and certain changes to organizational documents); (ii) pre-emptive rights on future issuances of shares, subject to customary carve-outs; (iii) information rights; and (iv) registration rights.

The Company anticipates recording a pre-tax gain of approximately $4.0 million to $8.0 million representing its preliminary estimate of the fair value of the Tradeworx preferred stock and warrants it received in connection with this settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

Date: June 20, 2017
	By:	/s/ Peter M. Ziemba
Peter M. Ziemba Executive Vice President-Business and Legal Affairs, Chief Legal Officer

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